United States securities and exchange commission logo





                       April 8, 2022

       Joseph M. Busky
       Chief Financial Officer
       Ortho Clinical Diagnostics Holdings plc
       1001 Route 202
       Raritan, New Jersey 08869

                                                        Re: Ortho Clinical
Diagnostics Holdings plc
                                                            Form 10-K For the
fiscal year ended January 2, 2022
                                                            Filed March 8, 2022
                                                            File No. 001-39956

       Dear Mr. Busky:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences